Exhibit 3.1

ARTICLES OF AMENDMENT AND RESTATEMENT
OF THE
ARTICLES OF INCORPORATION
OF
FIRST BUSINESS FINANCIAL SERVICES, INC.

     These Articles of Amendment and Restatement are hereby executed in duplicate by the Corporate Secretary of First Business Financial Services, Inc., a Wisconsin corporation, for the purpose of amending and restating the corporation’s Articles of Incorporation.

     1. The name of the corporation is First Business Financial Services, Inc.

     2. The amendment adopted hereby consists of the adoption of Amended and Restated Articles of Incorporation in the form attached hereto.

     3. The above amendment and restatement, containing amendments which require shareholder approval, was adopted by the board of directors and shareholders in accordance with section 180.1003 of the Wisconsin Statutes, by shareholder vote on August 9, 2004.

     IN WITNESS WHEREOF, these Articles of Amendment and Restatement have been executed and the contents hereof certified by the undersigned duly authorized officer of the corporation this 12th day of August, 2004.

Margaret M. Bomber, Corporate Secretary

This instrument was drafted by and should be returned to John M. Olson, Foley & Lardner, LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

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AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF
FIRST BUSINESS FINANCIAL SERVICES, INC.

     These amended and restated Articles of Incorporation supersede and take the place of the heretofore existing Articles of Incorporation of First Business Financial Services, Inc., incorporated under the Wisconsin Business Corporation Law (“WBCL”), f/k/a First Business Bancshares, Inc., f/k/a KD Bancshares, Inc., and any and all amendments thereto.

ARTICLE I

     The name of the Corporation is First Business Financial Services, Inc.

ARTICLE II

     The period of existence shall be perpetual.

ARTICLE III

     The purpose shall be to engage in any lawful activities authorized by the WBCL.

ARTICLE IV

     The number of shares which the Corporation shall have authority to issue, itemized by classes, par value of shares, shares without par value, and series, if any, within a class, is:

	Series	Number	Par value
Class	(if any)	Of Shares	per share
Common	None	8,000,000	$00.01
Preferred:
	Series A	10,000	$10.00
	Series B	10,000	$10.00

     Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the board of directors without further approval of the shareholders of the Corporation.

ARTICLE V

     The preferences, limitation, designation, and relative rights of each class or series of stock are:

     A. Common Stock. Except as provided in this Article V (or in any resolution or resolutions adopted by the Board of Directors pursuant hereto), the exclusive voting power shall be vested in the common stock, the holders thereof being entitled to one vote for each share of such common stock standing in the holder’s name on the books of the Corporation. Subject to any rights and preferences of any class of stock having preference over the common stock, holders of common stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefore. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of common stock shall be entitled to receive pro rata the remaining assets of the Corporation after the holders of any class of stock having preference over the common stock have been paid in full any sums to which they may be entitled.

     B. Preferred Stock. Shares of preferred stock may be issued from time to time in one or more series in any manner permitted by law pursuant to a resolution or resolutions adopted by the Board of Directors under authority hereby vested in it, each series to be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number or title. Before any shares of any such series are issued, the Board of Directors shall have the full authority permitted by law to fix, and hereby is expressly empowered to fix, by resolution or resolutions full, limited, multiple, fractional or no voting rights and such designations, preferences, qualifications privileges, limitations, restrictions, redemption rights, conversion rights and other special or relative rights of the preferred stock or any series thereof that may be desired.

     The holders of series A preferred stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefore, cumulative preferential dividends in cash at the rate of, but not to exceed, 8% per annum of such stock’s stated par value for the first five (5) years following the date of its issuance, and thereafter at a rate equal to the then current rate for U.S. Treasury 5 year notes, plus 1 percentage point. Such dividends on each share of series A preferred stock shall commence to accrue and be cumulative, whether or not earned or declared, from and after the date of issue of such stock. The holders of series B preferred stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefore, dividends in cash at the same rate as set forth above for series A preferred stock. Dividends may be declared on either series of preferred stock without declaring dividends on the other series. Dividends upon the series B preferred stock shall be noncumulative, whether or not in any fiscal year there shall be net income or surplus available for the payment of dividends in such fiscal year or years, so that if in any fiscal year or years dividends in whole or in part are not paid upon the series B preferred stock, unpaid dividends shall not accumulate as against the holders of the common stock, so that no sums in any later years shall be paid to the holders of the series B preferred stock with respect to any prior year or years when dividends were not paid, and so that in no event shall the holders of the series B preferred stock receive dividends of more than the annual rate in any fiscal year.

     So long as any of the preferred stock remains outstanding, in no event shall any dividend whatever be paid upon or declared or set apart for the common stock, nor shall any

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common stock be redeemed, purchased, retired or otherwise acquired by the Corporation, unless and until all dividends on the then outstanding shares of series A preferred stock for all past annual dividend periods shall have been paid or declared and set apart for payment, and unless and until the full dividends on the then outstanding shares of series A and series B preferred stock for the then current annual dividend period shall have been concurrently paid or declared and set apart for payment. After such full dividends on the preferred stock shall have been so paid or declared and set apart for payment, then and not otherwise dividends may be declared and paid on the common stock when and as determined by the Board of Directors out of any funds legally available for dividends. Unpaid dividends shall not be compounded or bear interest.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the preferred stock shall be entitled to receive for each share thereof an amount equal to the stated par value thereof, and in addition holders of series A preferred stock shall be entitled to receive dividends at the rate established above for each year in which the share has been outstanding to the date of such payment, less the sum of any dividends paid thereon (without interest), before any distribution of the assets of the Corporation shall be made to the holders of the common stock. After such payment shall have been made in full to the holders of the outstanding preferred stock or funds necessary for such payment shall have been set aside in trust for the account of the holders of the outstanding preferred stock so as to be and continue available therefore, the holders of the outstanding preferred stock shall be entitled to no further participation in such distribution of assets of the Corporation. Thereafter, the remaining assets of the Corporation shall be divided and distributed among the holders of the common stock then outstanding according to their respective shares. If, upon such liquidation, dissolution or winding up, the assets of the Corporation distributable as aforesaid among the holders of the preferred stock shall be insufficient to permit the payment to them of all amounts payable thereon, the entire assets shall be distributed ratably among the holders of the preferred stock. A consolidation or merger of the Corporation, a sale or transfer of all or substantially all of its assets, or any purchase or redemption of shares of the Corporation, shall not be regarded as a “liquidation, dissolution or winding up” within the meaning of this paragraph.

ARTICLE VI

     The registered office is located in Dane County, Wisconsin, and the address of such registered office is 401 Charmany Drive, Madison, Wisconsin 53719.

ARTICLE VII

     The name of the registered agent at such address is Jerome J. Smith.

ARTICLE VIII

     The number of directors of the Corporation shall be fixed by, or in the manner provided by, the bylaws of the Corporation. The bylaws may provide for staggering of the

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terms of directors to the extent and in the manner permitted by Section 180.0806 of the WBCL or any successor provision.

ARTICLE IX

     Holders of common stock of the Corporation shall not be entitled to preemptive rights with respect to any shares of the Corporation’s common stock.

ARTICLE X

     These articles may be amended by an affirmative vote of shareholders and/or by the Board of Directors; in each case as and to the extent permitted, and with the requisite vote prescribed, by the WBCL.

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